EXHIBIT 5.1

Arnall Golden Gregory, LLP

171 17th Street, NW, Suite 2100

Atlanta, Georgia 30363

Telephone: (404) 873-8500

Facsimile: (404) 873-8501

April 15, 2022

Good Times Restaurants Inc.

651 Corporate Circle, Suite 200

Golden, CO 80401

Re:	Registration Statement on Form S-8

Ladies/Gentlemen:

This opinion is rendered in connection with the proposed issue and sale by Good Times Restaurants Inc., a Nevada corporation (“Good Times”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed by Good Times with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of up to (i) 150,000 shares (the “Plan Shares”) of Good Times common stock, pursuant to Good Times’ 2018 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”); and (ii) 25,000 shares of Good Times common stock (the “Inducement Award Shares,” and, together with the Plan Shares, the “Shares”), pursuant to a Stock Option Award Agreement entered into between the Company and Mathew Karnes in connection with his commencement of employment with Good Times (the “Inducement Award Agreement,” and, together with the Equity Incentive Plan, “Plans”), in each case, upon the terms and conditions set forth in the Plans. We have acted as counsel for Good Times in connection with the filing of the Registration Statement.

In rendering the opinion contained herein, we have relied in part upon examination of Good Times’ corporate records, documents, certificates and other instruments and the examination of such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and the Shares will be legally issued, fully paid and non-assessable (a) when issued in the manner contemplated by the terms of the Plans and pursuant to a current prospectus in conformity with the Act, and (b) upon receipt by Good Times of payment therefor (assuming that such payment at all times exceeds the par value thereof).

Our opinion is expressed only with respect to Chapter 78 of the Nevada Revised Statutes. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely,
/s/ ARNALL GOLDEN GREGORY LLP
ARNALL GOLDEN GREGORY LLP